Exhibit 99.1

September 21, 2010	10201 Wayzata Blvd, Suite 250 Minneapolis, MN 55305 P: 763.226.2701 F: 763.226.2725 TF: 866.794.5424
Dear ABE Unit Holder:
As our fiscal 2010 comes to a close on September 30, I am pleased to announce that our company has achieved many of its goals over the past fiscal year. We have achieved financial stability and improved operational performance at each of our operating entities. As of the nine months ending June 30, 2010 our consolidated working capital was $30.4 million, and our consolidated net income was $27.7 million. Our consolidated net income includes a one-time gain of $17.7 million from the extinguishment of debt associated with the debt restructuring in South Dakota. The South Dakota debt restructuring will be discussed in greater detail below.
In this letter, I want to give you a summary of some of the information contained in the enclosed 10-Q, filed on August 16 for the quarter ending June 30, 2010, as well as information on projections for the full fiscal year.
For the nine-month period ending June 30, 2010, our production plants in Fairmont, NE, Huron, SD and Aberdeen, SD have collectively produced an increase of approximately 12 million gallons of denatured ethanol compared to the same period a year earlier. We continue to focus on ethanol production gains, ethanol yield improvement, operating cost efficiencies and continual maintenance at each plant. The other key operating focus is safety. Over the past two fiscal years we have maintained an exceptional safety record at each operating plant. This fiscal year each of our operating plants scored in the top 10% for overall plant safety as measured by an outside third party.
The notable improvement in our operations and financial stability, compared to October 2008 when ABE was facing a seemingly overwhelming financial crisis, has been made possible by the dedication and leadership provided by a host of talented employees at ABE. In South Dakota, our plant managers Ken Peterson (Huron) and Jim Friedt (Aberdeen) have guided each of the South Dakota plants through a difficult and volatile stretch. Today, the South Dakota plants are operating exceptionally well with noteworthy improvements in production output and ethanol yield. Our Aberdeen facility’s total denatured ethanol production is expected to finish up by more than 10% compared to the prior fiscal year.
Today, the overall economy in the United States is facing unemployment rates of almost 10%, a depressed housing market, general uncertainty over governmental policy and other geopolitical events around the world. These and other related events directly impact our industry today. Most importantly, the ethanol industry awaits decisions on two very important issues:
1.	Renewal of the VEETC[1] credit — set to expire in December 2010.
2.	The Environmental Protection Agency’s decision on allowing blends of 15% ethanol in the nation’s fuel supply.
On these and other important issues facing our industry, I would encourage you to visit either Growth Energy’s website at www.growthenergy.org or the Renewable Fuels Association’s website at www.ethanolrfa.org.

[1]	VEETC — Stands for Volumetric Ethanol Excise Tax Credit.
Fairmont, Nebraska    •    Aberdeen, South Dakota    •    Huron, South Dakota

Fiscal 2010 — Nine Month Period Ending June 30, 2010
Let’s start with a condensed (unaudited) version of our most recent quarterly financial results. (Please refer to the 10Q filed with the SEC on August 16, included in this mailing, for additional information regarding our financial results and financial statement disclosures.)
Condensed Consolidated Operating Results
- Nine-Month Period Ending June 30 (unaudited):

(in thousands)	June 30, 2010	June 30, 2009

Net revenue	$285,335	$270,737
Gross profit	26,815	3,633

Selling, general and administration	5,265	5,101
Impairment of long-lived assets	—	8,666

Operating income (loss)	21,550	(10,134)

Gain on extinguishment of debt	17,660	—
Debt restructuring costs	(2,027)	(2,424)
Other income	273	727
Interest income	77	177
Interest expense	(9,799)	(21,934)

Net income (loss)	$27,734	$(33,588)

Condensed Consolidated Balance Sheets

	June 30, 2010	September 30, 2009
(in thousands)	(unaudited)	(audited)

Cash	$21,696	$26,367
Receivables	15,408	12,703
Inventories	13,711	7,618
Other current assets	6,894	9,009

Current Assets	57,709	55,697

Property and equipment, net	186,685	203,364
Other assets	5,193	3,292

Total Assets	$249,587	$262,353

Accounts payable & accrued expenses	$11,743	$11,547
Carrying value of restructured debt	1,032	—
Current portion of debt (stated value)	14,489	146,303

Current Liabilities	27,264	157,850

Deferred income & other liabilities	5,778	6,089
Carrying value of restructured debt	9,523	—
Long-term debt (stated value)	146,703	76,625

Total Liabilities	$189,268	$240,564

Total Members’ Equity	60,319	21,789

Total Liabilities & Members’ Equity	$249,587	$262,353

Fairmont, Nebraska    •    Aberdeen, South Dakota    •    Huron, South Dakota

Our Operating Results for Fiscal 2010 vs. Fiscal 2009 (nine-months ended June 30):
Spot ethanol margins during the first nine-months of fiscal 2009 were very tight, causing a number of ethanol plants to shut-down operations. ABE’s efforts were focused on stabilizing the cash flow of the business and revamping our risk management processes. Operationally, we turned our attention to improving output and ethanol yields. As margins improved in the latter part of calendar 2009, we stood ready to take advantage of our efforts in production output and the improved ethanol yields realized across all three plants. Compared to fiscal 2009, our ethanol gallons produced for the same nine-month period in fiscal 2010 improved by approximately 12 million gallons — an increase of more than 8% year over year.
Key Components of our Balance Sheet:
Working Capital (current assets minus current liabilities) — Our consolidated net working capital is $30.4 million as of June 30, 2010. This is a great improvement relative to an overall negative working capital at September 30, 2009. The negative working capital at September 30, 2009 was due to all of the ABE South Dakota outstanding debt (current and long-term) being classified as current as a result of the October 2008 senior lender suspension notice. In June 2010, we restructured the debt at ABE South Dakota resulting in a reclassification of the debt between current and long-term. Today we have positive working capital at each of our operating entities. ABE LLC, the parent company of ABE Fairmont and ABE South Dakota, has also returned to a positive working capital position with the restructuring and subsequent payoff of the PJC Capital debt.
Current and long-term debt outstanding — We have reduced our long-term debt to $161.2 million as of June 30, 2010 compared to $222.9 million at September 30, 2009. This reduction in long-term debt of $61.7 million since September 30, 2009 has resulted from a combination of events including our recent debt restructuring in South Dakota, equity raised in two separate private placements, and cash generated from operations. As of June 30, 2010 our outstanding debt by operating entity is as follows:

	ABE Fairmont	ABE South Dakota (2)	Total

Senior debt	$67,650	$83,542	$151,192
Revenue bonds	7,000	—	7,000
Restructuring fee (1)	—	3,000	3,000

Total Debt	$74,650	$86,542	$161,192

(1)	Non-interest bearing fee payable at the earlier of March 31, 2016 and the date on which the senior debt is repaid in full.

(2)	ABE South Dakota debt excludes the non-cash additional carrying value of the restructured debt of $10,555 resulting from the trouble debt restructuring accounting.
Piper Jaffray Capital Debt — We paid off in full our debt obligation to Piper Jaffray Capital in May 2010. This represented an important milestone for ABE. We accomplished this milestone with cash raised in a private placement in August and September 2009, use of existing cash resources, and cash generated from operations. Most importantly, by paying off Piper Capital we eliminated the risk of foreclosure on our equity interest in our ABE Fairmont plant. Please refer to either our 8K filed on May 13, 2010 or the enclosed 10Q for additional details regarding the PJC Capital payoff.
Fairmont, Nebraska    •    Aberdeen, South Dakota    •    Huron, South Dakota

Other Important Accomplishment So Far in Fiscal 2010:
South Dakota Debt Restructuring
Effective June 16, 2010 (and as reported in an 8K filing with the SEC on June 22, 2010), we completed the debt restructuring for our South Dakota plants in Huron and Aberdeen. South Dakota. With this restructuring we re-named our South Dakota operations, formally known as Heartland Grain Fuels, to ABE South Dakota. This restructuring reduced the overall debt at ABE South Dakota from approximately $132 million to $86.5 million (this includes $3.0 million of non-interest bearing debt due at the end of the term or March 31, 2016). The restructuring required us to invest new equity of approximately $12.25 million into ABE South Dakota. The new equity was used to pay down obligations due to the senior lenders and subordinated bond holders. Of the $12.25 million in new equity, $10.0 million was paid to the senior lenders and $2.25 million was paid to the subordinated revenue bond holders. In return for the payment of $2.25 million plus other restricted cash reserves, the subordinated revenue bond holders agreed to write-off the remaining $17.7 million debt obligation. Additionally, the senior lenders agreed to write-off approximately $13.6 million in accrued and unpaid interest.
The debt restructuring not only resulted in the overall debt being reduced, but also the modification of underlying interest rates by the senior lenders. The interest rate for the first 24 months of the restructured debt package is 1.50% plus Libor (generally — one, three or six month Libor applies). As of September 15, the one-month Libor rate is approximately 0.26%, therefore making our combined rate approximately 1.76% as of today. Although the Libor portion of the restructured debt remains intact through maturity, the spread portion of the rate increases from 1.50% to 3.00% for months 25-36 and then 4.00% until maturity on March 31, 2016.
We are very excited about the completion of the debt restructuring in South Dakota. This debt restructuring accomplished our goal of reducing the overall debt at ABE South Dakota to under a dollar per gallon. Equally as important, at the commencement of the newly restructured debt package, we were able to maintain an adequate level of working capital and reduce the overall debt service at South Dakota to approximately $0.06 per gallon based on current interest rates and production run rates.
Closing
The past two fiscal years have been a rebuilding period for ABE that has included many accomplishments. We have worked hard to re-establish ABE’s financial health. Today, ABE is a solvent and profitable business. As stated earlier, our focus for the upcoming fiscal year and beyond will be centered on four primary activities:
1.	Focus on continued maintenance and upkeep of our operating facilities. We will focus on increasing production gallons and corresponding corn to ethanol yield.

2.	Focus on aggressively managing our working capital and paying down debt at each of our operating facilities.

3.	Focus on managing our commodity risk through rigorous adherence to our risk management policy.

4.	Focus on non-commodity cost management in our continued efforts to be a low cost producer of ethanol.
Fairmont, Nebraska    •    Aberdeen, South Dakota    •    Huron, South Dakota

I want to recognize the efforts of all ABE employees for staying focused through a difficult stretch in ABE’s short history, while delivering dramatic improvements in ABE’s operational and financial performance. Finally, I want to thank all of our unit holders for continuing to support us. As we look forward, I want each of our unit holders to know we are focused on creating long-term value with a deliberate and careful approach, while remaining cognizant of the risks and challenges that we face.
We strongly encourage each of our unit holders to go to our website for quarterly and annual reports, as well as other information filed with the SEC. Unit holders can access ABE’s website at: www.advancedbioenergy.com.
Sincerely:
Richard R. Peterson
CEO
The foregoing discussion may contain forward-looking statements regarding us, our business prospects and our results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements, including market volatility, determinations made by third parties (including one or more of our lenders) contrary to our expectations, third party litigation, ability of our plants to operate at levels sufficient to generate cash in excess of our expenses, ability to meet our contractual commitments, and Federal, state and local regulatory compliance. The risks and uncertainties are summarized in the forward-looking statements in documents that we file with the Securities and Exchange Commission, such as our Annual Report on Form 10-K for the year ended September 30, 2009. These forward-looking statements reflect our view only as of the date of this letter. We cannot guarantee future results, levels of activity, performance, or achievement. We do not undertake any obligation to update or correct any forward-looking statements.
Fairmont, Nebraska    •   Aberdeen, South Dakota    •    Huron, South Dakota